Exhibit 8

LETTERHEAD OF

BROOKS, PIERCE, MCLENDON, HUMPHREY & LEONARD, L.L.P.

July 28, 2011

Boards of Directors

Macon Financial Corp.

Macon Bancorp

Macon Bank

220 One Center Court

Franklin, NC 28734

You have requested our opinions regarding certain income tax consequences in connection with the conversion of Macon Bancorp, a North Carolina-chartered mutual holding into the capital stock form of organization (the “Conversion”), pursuant to the Plan of Conversion of Macon Bancorp, dated May 18, 2011 (the “Plan”), which provides for the merger of Macon Bancorp with and into Macon Financial Corp. (the “Holding Company”). Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.

In connection with our opinions, we have reviewed copies of applications filed by Macon Bancorp and the Holding Company with their federal and state banking regulators, to effect the Conversion (the “Applications”), Chapters 53, 54C and 105 of the North Carolina General Statutes, and applicable federal laws, rules and regulations, including the Internal Revenue Code of 1986, as amended (the “Code”). We have examined the Plan, and Macon Bancorp and the Holding Company’s Articles of Incorporation, Bylaws, corporate minutes approving the Conversion and related records. In addition, we have examined certificates of officials of Macon Bancorp and the Holding Company, the Registration Statement of the Holding Company on Form S-1, initially filed with the Securities and Exchange Commission on June 10, 2011 (the “Registration Statement”) containing a proposed Prospectus (hereinafter referred to as the “Prospectus”) and such other documents as we have deemed necessary or appropriate for purposes of giving the opinions set forth in this letter. We have assumed the authenticity of all documents presented to us as originals, the conformity to the originals of all documents presented to us as copies, and the genuineness of all signatures of individuals, and we know of no reason such assumptions are unwarranted for purposes of the opinions expressed herein. We have assumed that all statements made in the above-described documents are accurate and complete, and will be accurate and complete at all times from now through the consummation of the Conversion. We have not independently verified any factual matter relating to the Conversion in connection with the preparation of our opinions herein and, accordingly, such opinions do not take into account any matters not set forth herein which might

Boards of Directors

Macon Financial Corp.

Macon Bancorp

Macon Bank

July 28, 2011

have been disclosed by independent verification. We have further assumed that the Conversion will be consummated pursuant to the terms of the Plan.

In issuing the opinions set forth below, we have also assumed the accuracy of the following representations of the Holding Company, Macon Bancorp and the Bank:

1.	The Subscription Rights to purchase Conversion Shares received in the Conversion by each recipient have no fair market value. This assumption is based upon your representation and the opinion of R P Financial, LC that such Subscription Rights have no fair market value because they will be acquired by recipients without cost, are nontransferable and afford the recipients the right only to purchase Conversion Shares at a price equal to its estimated fair market value as of the date such rights are issued, which will be the same price paid by all purchasers in the Conversion.

2.	Immediately following the consummation of the Conversion, the Holding Company will possess the same assets and liabilities as Macon Bancorp held immediately before the Conversion, plus proceeds from the sale of Conversion Shares, less assets used to pay expenses incurred in the Conversion.

3.	At the time of the Merger of Macon Bancorp with and into the Holding Company, Macon Bancorp will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Macon Bancorp.

4.	The Holding Company has no intention to reacquire any of the Conversion Shares. The Holding Company has no plan to issue additional shares of its Common Stock following the Conversion.

5.	The Holding Company has no plan to sell or otherwise dispose of any of the assets of Macon Bancorp acquired in the Conversion, except for dispositions made in the ordinary course of business.

6.	The liabilities of Macon Bancorp assumed by the Holding Company, if any, were incurred in the ordinary course of its business and are associated with the assets transferred.

7.	Following the Conversion, the Holding Company will continue the historic business of Macon Bancorp, will use a significant portion of its historic business assets and will continue to engage in the same business in substantially the same manner as engaged in by Macon Bancorp before the Conversion.

Boards of Directors

Macon Financial Corp.

Macon Bancorp

Macon Bank

July 28, 2011

8.	Macon Bancorp and the Holding Company will each pay its own expenses attributable to the Conversion.

9.	No party to the reorganization is under the jurisdiction of a court as a debtor in (i) a bankruptcy proceeding or (ii) a receivership, foreclosure, or similar proceeding in a federal or state court.

10.	None of the compensation received by an employee of Macon Bancorp or the Bank who is also an Eligible Account Holder, Supplemental Eligible Account Holder, Other Depositor or Other Member will be separate consideration for, or allocable to, his or her status as an Eligible Account Holder, Supplemental Eligible Account Holder, Other Depositor or Other Member. None of the interests in the Liquidation Account of Macon Bancorp previously received by an employee of Macon Bancorp or the Bank who is an Eligible Account Holder, Supplemental Eligible Account Holder, Other Depositor or Other Member will be separate consideration for, or allocable to, any employment agreement or arrangement. All compensation paid to Eligible Account Holders, Supplemental Eligible Account Holders, Other Depositors or Other Members who are also employees of Macon Bancorp or the Bank will be for services actually rendered and commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

11.	The Holding Company has no plan or intention to redeem or otherwise acquire any of the Conversion Shares to be issued pursuant to the Conversion. The Holding Company has no plan or intention to sell or otherwise dispose of the common stock of the Bank received by it in the Conversion. The Conversion Shares issued in the Conversion will not be callable or subject to a put option.

12.	No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders or any other grantee of Subscription Rights in lieu of (i) Subscription Rights for Conversion Shares, or (ii) an interest in the Liquidation Account of Macon Bancorp.

13.	There is no plan or intention for the Holding Company to be liquidated or merged with another corporation following the Conversion.

14.	The Conversion is motivated by valid business purposes and not by tax avoidance purposes.

15.	After the Conversion, the Holding Company will continue the corporate existence and business of the Bank.

Boards of Directors

Macon Financial Corp.

Macon Bancorp

Macon Bank

July 28, 2011

16.	There exists no intercorporate indebtedness between Macon Bancorp and the Holding Company, that was issued, acquired, or will be settled at a discount.

17.	In the Conversion, the Holding Company will acquire 100% of the issued and outstanding common stock of the Bank.

18.	Neither Macon Bancorp nor the Holding Company is a regulated investment company, a real estate investment trust or a corporation 50% or more of the value of whose assets are stock and securities and 80% or more of the value of whose total assets are held for investment. In making the 50% and 80% determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary’s assets, and a corporation shall be considered a subsidiary if the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote, or 50% more of the total value of shares of all classes of stock outstanding. In determining total assets there shall be excluded cash and cash items (including receivables) and Government securities.

Based upon the foregoing assumptions, our opinions with respect to the federal and North Carolina income tax consequences of the Conversion are as follows (for purposes of the opinions set forth below, Account Holders shall include, if applicable pursuant to the Plan, Eligible Account Holders, Supplemental Eligible Account Holders, Other Depositors and Other Members):

1.	The conversion of Macon Bancorp’s charter to a North Carolina-chartered stock corporation by merger of Macon Bancorp with and into the Holding Company with the Holding Company as the resulting entity will constitute a reorganization within the meaning of Section 368(a) of the Code and therefore will qualify as a tax-free reorganization within the meaning of the Code. None of the Holding Company, Macon Bancorp, the Bank or Account Holders will recognize any gain or loss as a result of the Conversion.

2.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase the Holding Company common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Account Holders upon distribution to them of nontransferable subscription rights to purchase shares of the Holding Company common stock. Account Holders will not realize any taxable income as a result of their exercise of the nontransferable subscriptions rights.

3.

It is more likely than not that the basis of the Holding Company common stock purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof, and that the holding period for such shares of common stock will begin on the

Boards of Directors

Macon Financial Corp.

Macon Bancorp

Macon Bank

July 28, 2011

date of completion of the offering.

4.	No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for the Holding Company common stock sold in the offering.

5.	For North Carolina income tax purposes, the Conversion will be treated in a manner identical to the way the Conversion is treated pursuant to the Code. Sections 105-130.3, 105-130.5, 105-134.5, and 105-134.6 of the North Carolina General Statutes.

The opinion under item 2 above is based on the position that the subscription rights to purchase Conversion Shares received by Account Holders have a fair market value of zero. The opinion under item 3 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights.

If the subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Bank may be subject to tax on the distribution of the subscription rights.

No opinion is expressed with regard to the following:

1.	The tax treatment of any aspect of the Conversion that is not specifically set forth and addressed in the foregoing opinions.

2.	The status, including without limitation, the tax treatment, of the Bank’s bad-debt reserves before or after the Conversion.

3.	For purposes of Section 381 of the Code, the effect upon Macon Bancorp and the Holding Company of the acquisition of all of the common stock of the Bank by the Holding Company in the Conversion.

The opinions herein expressed represent only our best judgments with respect to the interpretation of published material and are not binding upon the Internal Revenue Service or the courts. Our opinions are limited to matters of North Carolina and federal law.

The opinions contained herein are rendered solely for your benefit and for the benefit of purchasers of Conversion Shares and may not be used for any other purpose whatsoever or relied upon by, published or communicated to any other party without our prior written consent in each instance. We hereby consent to the inclusion of this letter as an exhibit to the Applications and as an

Boards of Directors

Macon Financial Corp.

Macon Bancorp

Macon Bank

July 28, 2011

exhibit to the Registration Statement, as the same may be amended or supplemented from time to time.

Sincerely,

/s/ BROOKS, PIERCE, McLENDON HUMPHREY & LEONARD, L.L.P.

BROOKS, PIERCE, McLENDON HUMPHREY & LEONARD, L.L.P.